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                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made by and between SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation ("SunLink") and HARRY R. ALVIS, an individual resident of Georgia (the "Executive"), as of the 1st day of February, 2002 (the "Effective Date").

         SunLink desires to employ the Executive and the Executive is willing to serve SunLink and its subsidiaries in an executive capacity on the terms and conditions herein provided.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Employment Agreement dated as of January 1, 2001 (the "2001 Agreement") between the Executive and SunLink's subsidiary, SunLink Healthcare Corp., to hereafter read as follows and agree that as of the Effective Date:

                  1. Employment. SunLink shall employ the Executive, and the Executive shall serve, as Chief Operating Officer of SunLink and as Executive Vice President--Operations of SunLink Healthcare Corp., or in such other capacity at SunLink or its subsidiaries as may from time to time be designated by SunLink's Board of Directors, upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position and which may be set forth in the bylaws of SunLink and/or designated to him by the Board of Directors from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with SunLink company policy.

                  2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for a term (the "Fixed Term") ending June 30, 2004. Unless at least 60 days written notice of non-renewal shall have been given to Executive by SunLink or by Executive to SunLink prior to the end of the Fixed Term that Executive's employment will not be continued beyond the Fixed Term, the Executive's term of employment under this Agreement shall be automatically renewed for an additional period of twelve months (the "Extended Term").

                  3.       Compensation and Benefits.

                           a.       SunLink shall pay the Executive a salary at
a rate of (i) $190,800 per annum effective February 1, 2002 through August 31, 2002 and (ii) $199,000 per annum effective September 1, 2002 and thereafter, in each case in accordance with the salary payment practices of SunLink. The Board of Directors of SunLink shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.
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                           b.       The Executive shall participate in a
management incentive program and shall be eligible to receive bonus payments of up to fifty percent (50%) of Executive's annual base salary based upon criteria that the Executive Compensation Committee of the Board of Directors of SunLink shall establish from time to time pursuant to that program.

                           c.       The compensation payable by SunLink to
Executive hereunder shall be inclusive of compensation for all services rendered by Executive to SunLink, SunLink Healthcare Corp. and their respective subsidiaries and Executive shall have no separate right of compensation from SunLink or any such subsidiary other than the right to be indemnified as an officer of any such subsidiary under the corporate bylaws thereof and/or insured under any directors and officers liability insurance policies maintained by SunLink or such subsidiary.

                  4.       Stock Options and Other Benefits.

                           a.       SunLink has granted or shall grant to
Executive, five-year options to purchase a total of 75,000 shares of the common stock of SunLink. Such grant is or shall be effective as of the date of grant as determined by the Board of Directors of SunLink. The options granted or to be granted pursuant and subject to such stock option plan were approved by SunLink's shareholders at their 2001 annual meeting at an exercise price per share equal to the closing sale price of SunLink's common stock on the American Stock Exchange (or such other exchange or system where such Shares are listed) as of the date of grant. The options so granted shall vest 25% one the first through fourth anniversaries of the date of grant.

                           b.       In addition to participating in the option
plan pursuant to Section 4(a), Executive shall during the term of Executive's employment be eligible to participate in any additional employee stock option plan or arrangement adopted by SunLink which includes senior SunLink officers and to receive additional grants of options under such plans in such numbers and at such exercise prices as the Board of Directors of SunLink shall determine in its discretion.

                           c.       The Executive shall participate in all
retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs (exclusive of those benefits referenced in Sections 4(e), 4(f), 4(g.), and 4(h) of the 2001 Agreement) of SunLink now or hereafter applicable to a class of employees that includes senior executives of SunLink on such basis as the Board of Directors of SunLink shall from time to time determine; provided, however, that during which the Executive is subject to a Disability, and during the 90-day period of physical or mental infirmity leading up to the Executive's Disability, the amount of the Executive's compensation provided under this Section 4 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of SunLink, SunLink or any subsidiary thereof.

                           d.       SunLink shall provide supplemental term life
insurance coverage equal to $300,000.


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                           e.       The Executive shall receive twenty (20) days
paid vacation each year. Unused vacation may not be carried over to subsequent years.

                  5.       Termination.

                           a.       The Executive's employment under this
Agreement and his offices and positions with SunLink may be terminated prior to the end of the Fixed Term only as follows:

                                    (i)      automatically upon the death of the

         Executive;

                                    (ii)     by SunLink due to the Disability of
         the Executive upon ninety (90) days written notice and delivery of a Notice of Termination to the Executive;

                                    (iii)    by SunLink for Cause upon delivery
         of a Notice of Termination to the Executive;

                                    (iv)     by either party for any reason upon
         90 days notice to the other party.

Any termination of Executive's employment by SunLink shall also constitute the concurrent termination of such Executive's employment and offices with SunLink and any other subsidiary of SunLink.

                           b.       If the Executive's employment with SunLink
shall be terminated during the Fixed Term or the Extended Term (i) by reason of the Executive's death, or (ii) by SunLink for Disability or Cause, SunLink shall pay to the Executive (or in the case of his death, the Executive's estate) within thirty days after the Termination Date a lump sum cash payment equal to the Accrued Compensation.

                           c.       If the Executive's employment with SunLink
shall be early terminated by SunLink other than for (i) Disability, (ii) Cause or (iii) pursuant to Section 5(d) below, Executive shall

                                    (A)      in the case of any such termination
                  by SunLink during the Fixed Term, receive severance payments equal to the lesser of (x) twelve (12) months salary or (y) the salary for the remaining number of months in the Fixed Term, or

                                    (B)      in the case of any such termination
                  by SunLink during the Extended Term, receive severance payments equal to the lesser of (x) six (6) months salary or
                  (y) the salary for the remaining number of months in the Extended Term,

(minus, in each such case, applicable withholdings), paid in accordance with the normal payroll schedule of SunLink, a pro rata portion of any annual bonus for which goals have been proportionately met, and continuation of the benefits set forth in Sections 4(c), 4(d) and 4(e), for

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sixty (60) days following termination. If any such payment is not delivered, mailed by first class mail or sent by commercial courier service to Executive at the most recent address provided by Executive within thirty (30) days after being due, the entire balance shall, at the option of the Executive, immediately be due and payable.

                           d.       If the Executive's employment is early
terminated by Executive or by SunLink for any reason other than for Cause (exclusive of Cause referred to in clause (iii) of Section 22(d)) within one (1) year after a Change in Control, Executive shall, in lieu of any payment under Sections 5(b) or 5(c), (i) receive severance payments equal to twelve (12) months base salary (minus applicable withholdings), paid in accordance with the normal payroll schedule of the company, (ii) receive Accrued Compensation, including without limitation, a pro rata portion of any annual bonus for which goals have been proportionately met, (iii) receive the balance of any other benefits set forth in sections 4(c), 4(d) and 4(e) for ninety (90) days following termination, and (iv) Executive's unvested stock options shall vest, and shall be exercisable pursuant to the terms of the applicable stock option plan and agreement. If any such payment is not delivered, mailed by first class mail or sent by commercial courier service to Executive at the most recent address provided by Executive within thirty (30) days after being due, the entire balance shall, at the option of Executive, immediately be due and payable.

                           e.       The severance pay and benefits provided for
in this Section 5 shall be in lieu of any other severance or termination pay to which the Executive may otherwise be entitled under any Company severance or termination plan, program, practice or arrangement, but shall not be in lieu of any additional benefits to which Executive may be entitled under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Executive's entitlement to any other compensation or benefits shall be determined by the Board of Directors of SunLink or the Chief Executive Officer of SunLink in accordance with SunLink's employee benefit plans and other applicable programs, policies and practices then in effect.

                           f.       Clause (ii) of Section 5(a) shall not be
effective or invoked by SunLink upon any Change in Control or within one (1) year thereafter.

                           g.       Any notice by SunLink to Executive or by
Executive to SunLink of non-renewal given as contemplated by Section 2 shall not be deemed to be a termination of Executive's employment for the purposes of
Section 5(b) or (c).

                  6. Indemnification. SunLink agrees to indemnify, save and hold Executive harmless from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys' fees and other legal costs and expenses) that Executive may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Executive by any person or entity, as a result of or in connection with Executive's service as an officer, employee or director of SunLink or as an employee, officer or director of any of its subsidiaries, or any entity that in the future becomes a subsidiary or affiliate of SunLink, except that no indemnification shall be made if Executive's action or failure to act involved an act or omission undertaken in bad faith or with intent to cause injury to SunLink, SunLink or any of their subsidiaries or was undertaken with reckless disregard for the best interest of SunLink, SunLink or


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any of their subsidiaries. The provisions of this Section 6 shall survive termination of Executive's employment under this Agreement.

                  7. Trade Secrets. The Executive shall not, at any time, either during the term of his employment or after the Termination Date, use or disclose any Trade Secrets of SunLink, SunLink Healthcare Corp. or any of their subsidiaries, as defined herein, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

                  8. Protection of Other Confidential Information. Executive recognizes the interest of SunLink, SunLink Healthcare Corp. or their subsidiaries in maintaining the confidential nature of their proprietary and other business and commercial information. In connection therewith, Executive covenants that during the term of Executive's employment under this Agreement, and for a period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, except as necessary to perform Executive's duties for SunLink, publish, disclose or use any Confidential Information of SunLink. "Confidential Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning SunLink's, SunLink Healthcare Corp.'s (or of any subsidiary of either thereof) financial position and results of operations (including revenues, assets, net income, etc.); pricing structure; annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7 and 8 shall be sufficient to protect Trade Secrets and Confidential Information of third parties provided to SunLink, SunLink Healthcare Corp. or any of their subsidiaries under an obligation of secrecy.

                  9. Return of Materials. Executive shall surrender to SunLink, promptly upon request and in any event upon termination of Executive's employment with SunLink, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Executive's possession or control, including all copies thereof, relating to SunLink, SunLink Healthcare Corp. or any of their subsidiaries, or their business, or their customers. Upon the request of SunLink, Executive shall certify in writing compliance with the foregoing requirement.

                  10. Non-Solicitation of Customers. During the term of this Agreement and for a period of twenty-four (24) months after termination of Executive's employment with SunLink for any reason, Executive shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit any Customers or to induce or encourage them to acquire or obtain from any individual or entity other than SunLink or its subsidiaries, any healthcare or other service or product competitive with or substitute for any Company service or product. For purposes of this Section, a "Customer" refers to any patient, person or group of persons with whom Executive had direct material contact with regard to the selling, delivery of healthcare services or products, including servicing such person's or group's account, during the period of twelve (12) months preceding termination of Executive's employment; and "services or products" refers to the


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healthcare services and/or products that SunLink and/or its subsidiaries performed, offered or provided within six (6) months of the date of termination of Executive's employment.

                  11. Non-Solicitation of Executives or Medical Staff. During the term of this Agreement and for a period of eighteen (18) months after termination of employment with SunLink for any reason, Executive shall not, alone or in concert with others, solicit or induce any (i) employee of SunLink, or SunLink Healthcare Corp. or any of their subsidiaries, to leave the employ of SunLink, SunLink Healthcare Corp. or such subsidiary or recruit or attempt to recruit such person to accept employment with another business or (ii) medical staff member, physician or nursing, of SunLink or any subsidiary of SunLink to leave the medical staff of any hospital or healthcare facility owned or operated by SunLink or any subsidiary thereof or to serve on the staff of any other hospital or healthcare facility or recruit or attempt to recruit such person to serve on the staff of any other hospital or healthcare facility.

                  12. No Denigration. Executive will not at any time denigrate, ridicule or intentionally criticize SunLink, SunLink Healthcare Corp. or any of their subsidiaries or affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media.

                  13.      Successors; Binding Agreement.

                           a.       This Agreement shall be binding upon and
shall inure to the benefit of SunLink, its Successors and Assigns.

                           b.       Neither this Agreement nor any right or
interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

                  14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to SunLink shall be directed to the attention of the Chief Executive Officer of SunLink. All notices and communications shall be deemed to have been received on the date of delivered.

                  15. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and SunLink. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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                  16.      Governing Law. This Agreement shall be governed by
and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

                  17. Arbitration. Any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 7, 8, 9, 10, 11 and 12 above, which may be litigated in a court of competent jurisdiction), or the employment or termination thereof of Executive by SunLink which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) ("Claims") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Employment Dispute Resolution Rules ("Rules") of the American Arbitration Association, by an experienced arbitrator licensed to practice law in the State of Georgia in accordance with the Rules. The arbitrator shall be selected by alternate striking from a list of six arbitrators, half of which shall be supplied by SunLink and half by Executive. The party not initiating the arbitration shall strike first. The process shall be repeated twice until an arbitrator is selected. If an arbitrator is still not selected, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made.

         A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take one deposition of an opposing party or witness before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.

         With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by Section 16 except that no punitive, special or exemplary damages shall be awardable. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by SunLink or Executive. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne equally by Executive and SunLink and paid promptly as incurred. Should Executive or SunLink pursue any dispute or matter covered by


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this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys' fees incurred as a result of such action. The provisions contained in this Section 17 shall survive the termination and/or expiration of this Agreement.

         The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

          /s/ Robert M. Thornton, Jr. CEO     /s/ Harry Alvis
          -------------------------------     -------------------------------
          For SunLink                         Executive

                  18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Except as modified herein, any existing stock option agreement between Executive and SunLink shall remain in full force and effect.

                  20. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  22. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           a.       "Accrued Compensation" shall mean an amount
which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of SunLink during the period ending on the Termination Date, and (iii) bonuses and incentive compensation.

                           b.       "Act" shall mean the Securities Act of 1933,
as amended.

                           c.       "Base Amount" shall mean the greater of the
Executive's annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the twelve (12) month period prior to the Change in Control, and shall include any amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of SunLink or any other agreement or arrangement.


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                           d.       The termination of the Executive's
employment shall be for "Cause" if it is a result of:

                                    (i)      any act that (A) constitutes, on
         the part of the Executive, fraud, dishonesty, malfeasance of duty, or conduct inappropriate to the Executive's office, and (B) is likely to, or any reasonably be expected to, lead to material injury to SunLink or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; or

                                    (ii)     the conviction of the Executive of
         a felony; or

                                    (iii)    Executive's failure to perform his
         job duties to the satisfaction of the Board of Directors of SunLink or of SunLink Healthcare Corp., as determined by a two thirds majority vote;

provided, however, that in the case of clause (iii) above, such conduct shall not constitute Cause unless SunLink shall have first given Executive written notice of such Cause and thirty (30) days to cure such Cause to the satisfaction of the Board of Directors of SunLink.

                           e.       "Change in Control" shall mean the
occurrence during the Fixed Term or any Extended Term of any of the following events:

                                    (iv)     An acquisition (other than directly
         from SunLink) of any voting securities of that company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934
         Act) of 40% or more of the combined voting power of SunLink's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) SunLink or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by SunLink (a "subsidiary"), (2) the company or any subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

                                    (v)      The individuals who, as of the date
         of this Agreement, are members of the Board of SunLink (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by that company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such


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

         individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                           (vi)     Approval by stockholders of SunLink of:

                                    (A)      (1) A merger, consolidation or
                                             reorganization involving SunLink,
                                             unless

                                    (x)      the stockholders of SunLink,
                                             immediately before such merger,
                                             consolidation or reorganization,
                                             own, directly or indirectly,
                                             immediately following such merger,
                                             consolidation or reorganization, at
                                             least a majority of the combined
                                             voting power of the outstanding
                                             voting securities of the
                                             corporation resulting from such
                                             merger or consolidation or
                                             reorganization (the "Surviving
                                             Corporation") in substantially the
                                             same proportion as their ownership
                                             of the Voting Securities
                                             immediately before such merger,
                                             consolidation or reorganization,
                                             and

                                    (y)      the individuals who were members of
                                             the Incumbent Board immediately
                                             prior to the execution of the
                                             agreement providing for such
                                             merger, consolidation or
                                             reorganization constitute at least
                                             two-thirds of the members of the
                                             board of directors of the Surviving
                                             Corporation;

                                    (A transaction described in clauses (x) and (y) shall herein be referred to as a "Non-Control Transaction").

                           (vii) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive establishes that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or
         (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs,

in each case within not more than six (6) months after such termination then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.


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

                           f.       "Disability" shall mean, subject to
applicable state and federal laws, a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with SunLink for a period of four (4) consecutive months, as determined by an independent physician selected with the approval of both SunLink and the Executive.

                           g.       "Notice of Termination" shall mean a written
notice of termination from SunLink or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                           h.       "Successors and Assigns" shall mean a
corporation or other entity acquiring all or substantially all the assets and business of SunLink (including this Agreement), whether by operation of law or otherwise.

                           i.       "Termination Date" shall mean, in the case
of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

                           j.       "Trade Secrets" shall mean any information,
including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the 30th day of September, 2002 effective as of February 1, 2002.

                             SUNLINK HEALTH SYSTEMS, INC.


                             By:      /s/ Robert M. Thornton, Jr.
                                -------------------------------------
                                  Robert M. Thornton, Jr.
                                  President

                             HARRY R. ALVIS


                                /s/ Harry R. Alvis                  L.S.
                             ----------------------------------------
                             Executive


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